Exhibit 99.1

SOKO Fitness & Spa Group Completes $10 Million Financing

Proceeds of Non-brokered Private Placement to Be Used to Accelerate Development and Acquisition of New Spa and Fitness Facilities

Terms of Financing Include Deferred Registration Rights and No Warrants

Harbin, CHINA, April 29, 2010 — SOKO Fitness & Spa Group, Inc. (OTC: SOKF.OB) (“SOKO”), an operator of fitness centers, beauty salons and spas in Northeast China as well as suburban Beijing, today announced the completion of a non-brokered private placement of 3,125,000 shares of common stock at a purchase price of $3.20 per share, yielding gross proceeds of $10 million to SOKO.  The offering was made to select institutional and accredited investors, including two affiliates of IDG Capital Partners and existing investor Guerilla Capital and its affiliates.  No warrants were issued to the investors in the offering, and no placement agent was utilized.

SOKO expects to use the proceeds of the offering to accelerate its growth strategy, including the opening of new spa and fitness facilities and the pursuit of strategic acquisitions, as well as for general corporate purposes.  As a result of the financing, SOKO now expects to open more facilities in calendar 2010 than its previous guidance of 7 to 9 new facilities planned for the calendar year.

Tong Liu, Chief Executive Officer of SOKO said, “We pursued this financing in order to accelerate the execution of our already aggressive growth plan.  We are developing our business rapidly, but are still in the initial stages of our growth. This cash infusion, our first since going public two years ago, significantly augments our balance sheet and offers us the near-term flexibility to capitalize on strategic opportunities to develop and acquire additional facilities.  We are constantly working to identify new opening and acquisition targets that fit well within our model of penetrating underserved markets, enabling us to quickly capture market share and achieve positive returns on our investments in new or acquired facilities.  We expect that this transaction will allow us to accelerate our pursuit of these opportunities, helping us drive additional growth and enhancing long-term shareholder value.

“In addition, we are delighted to have attracted a new, quality institutional investor such as IDG.  We are also pleased that Guerilla Capital, which provided our original funding when we went public in April 2008, has elected to participate in this financing.  We believe that the quality of the investors in this financing speaks to the progress we have made to date and our prospects for the future,” Mr. Liu concluded.

IDG Capital Partners is a China-focused investment firm with over US$2.5 billion capital under management.  As one of the earliest foreign investment funds to enter the Chinese market, IDG holds a strong track record of providing capital for Chinese growth companies.

Guerilla Capital Management and its affiliates are active China investors with over $180 million under management.

The shares issued to the investors will be required to be registered with the SEC for resale, but only beginning on the 14 month anniversary of the closing and under certain other circumstances.  Additional terms of the financing will be included in a Current Report on Form 8-K to be filed by the company.

About SOKO Fitness & Spa Group, Inc.

SOKO Fitness & Spa Group, Inc., an OTCBB listed company (SOKF.OB), is an operator of fitness centers and beauty salons and spas in key cities in Northeastern China as well as in suburban Beijing. SOKO provides programs, services, and products combined with exercise, education, and nutrition to help their members lead a healthy life and achieve their fitness goals. For further information, please go to http://www.sokofitness.com.
To be added to SOKO's email distribution for future news releases, please send your request to soko@tpg-ir.com.

Cautionary Note Regarding Forward Looking Statements

This press release and the statements of representatives of SOKO Fitness & Spa Group, Inc. (the "Company") related thereto contain, or may contain, statements that are not historical facts and are therefore "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company's plans, objectives, projections, beliefs, expectations and intentions and other statements identified by words such as "projects," "may," "could," "would," "should," "believe," "expect," "anticipate," "estimate," "intend," "plan," or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. Actual results, including, without limitation, results regarding the Company's expansion strategies, service offerings, client, membership and customer figures, proposed new center openings and prospects and strategies for growth, may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control). The Company does not undertake any obligation to update any forward- looking statement, except as required under applicable law.

Contact
The Piacente Group, Inc.
Investor Relations
Brandi Floberg or Lee Roth
(212) 481-2050
soko@tpg-ir.com

Shawn Qu	Judy Jiang
SOKO Fitness & Spa Group, Inc.	SOKO Fitness & Spa Group, Inc.
Tel: (908) 208-8681	Tel: +86(451) 8770 2280
Email: shawnqu@sokofitness.com	Email: judyjiang@sokofitness.com

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